Exhibit 5




                                August 26, 1994


Washington Energy Company
815 Mercer Street
Seattle, Washington  98109

     Re:  Form S-8 Registration Statement

Ladies and Gentlemen:

     We have acted as counsel to Washington Energy Company (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the
"Registration Statement") under the Securities Act of 1933, as amended (the
"Act"), which the Company will file with the Securities and Exchange
Commission, with respect to the 800,000 shares of $5.00 par value Common Stock of the Company issuable upon exercise of options, and/or stock appreciation rights granted in tandem with options, granted or to be granted under the
Washington Energy Company Stock Option Plan (the "Shares").

     We have examined the Registration Statement and such other documents and records as we have deemed relevant and necessary for the purpose of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the
Shares will, upon due execution by the Company and the registration by its registrar of the certificates for the Shares and issuance thereof by the
Company and receipt by the Company of the consideration therefor in accordance with the terms of the Stock Option Plan, be validly issued, fully paid and nonassessable.

     We  hereby  consent  to  the  filing of this opinion as an exhibit to the
Registration  Statement.   In giving such consent, we do not
admit that we are
in  the  category  of persons whose consent is required under
Section 7 of the
Act.

                        Very truly yours,

                        RIDDELL, WILLIAMS, BULLITT & WALKINSHAW


                        By   /s/ Marion V. Larson
                        Marion V. Larson